Exhibit 77Q1:B
                         BANCROFT CONVERTIBLE FUND, INC.
               ELLSWORTH CONVERTIBLE GROWTH AND INCOME FUND, INC.
                                  (THE "FUNDS")
                              AMENDED AND RESTATED
                            AUDIT COMMITTEES CHARTER
                            (Effective July 17, 2003)

1.Each member of the Audit Committees shall meet the audit committee composition requirements for serving on audit committees, and any related requirements regarding the financial sophistication or financial expertise of audit committee members, as set forth from time to time in the AMEX listing standards and in any applicable rules promulgated by the Securities and Exchange Commission (the "SEC").

2. Each member of the Audit Committees shall be free of any relationship that, in the opinion of the Boards of Directors of the Funds, would interfere with his or her individual exercise of independent judgment. Each member of the Audit Committees also shall meet the director independence requirements for serving on audit committees as set forth from time to time in the AMEX listing standards and in any applicable rules promulgated by the SEC and shall be "independent" from the Funds, as defined in Section 10A of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (members that meet such requirements are referred to herein as the "independent directors"). In addition, no member shall be an "interested person" of the Funds, as defined in the Investment Company Act of 1940, as amended (the "1940 Act").

3.   The purposes of the Audit Committees are:
(a) in their capacity as committees of the Boards of Directors, to be directly responsible for the appointment (subject to ratification by a majority of the Boards of Directors of the Funds who are not "interested persons" of the Funds as defined in the 1940 Act ("disinterested directors")), compensation and oversight of the work of any independent auditors employed by the Funds (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

(b) to oversee the Funds' accounting and financial reporting policies and practices, its internal controls and, as appropriate, the internal controls of certain service providers;

(c) to oversee the quality and objectivity of the Funds' financial statements and the independent audit thereof;

(d) to the extent required by Section 10A of the Exchange Act, to preapprove all permissible non-audit services that are provided to the Funds by their independent auditors; and

(e) to serve as the Funds' qualified legal compliance committee ("QLCC") within the meaning of Part 205 of the Commission's Rules of Practice - Standards of Professional Conduct for Attorneys Appearing and Practicing before the Commission in the Representation of an Issuer (the "Attorney Conduct Rules").

The function of the Audit Committees is oversight; it is management's responsibility to maintain appropriate systems for accounting and internal control, and the independent auditors' responsibility to plan and carry out a proper audit. The independent auditors shall report directly to the Audit
Committees.

4. To carry out their purposes, the Audit Committees shall have the following duties and powers:

(a) to appoint (subject to ratification by a majority of the Boards of Directors of the Funds who are disinterested directors), compensate, oversee and, where appropriate, terminate the Funds' independent auditors and, in connection therewith, to evaluate the independence of such auditors, including whether such auditors provide any consulting services to the Funds' investment adviser, and to receive from such auditors a formal written statement delineating all relationships between such auditors and the Funds;

(b) to meet with the Funds' independent auditors, including private meetings, as necessary (i) to review the arrangements for and scope of the annual audit and any special audits and any audit plans prepared by the independent auditors for the Funds; (ii) to discuss any matters of concern relating to the Funds' financial statements, including any adjustments to such statements recommended by the independent auditors, or other results of said audit(s); (iii) to consider the independent auditors' comments with respect to the Funds' financial policies, procedures and internal accounting controls and management's responses thereto; and (iv) to review the form of opinion the independent auditors propose to render to the Boards of Directors and shareholders;

(c) to receive and review the written disclosures and the letter from the independent auditors regarding their independence, to discuss with such auditors their independence, and to consider whether the provision by such auditors of non-audit services to (i) the Funds, (ii) their advisor or (iii) any person that controls, is controlled by or is under common control with such advisor that provides services to the Funds, is compatible with maintaining such auditors' independence;

(d) to review and discuss audited financial statements contained in annual and other periodic reports to shareholders with management and the independent auditors to determine that such auditors are satisfied with the disclosure and content of the annual financial statements and the quality of the Funds' accounting principles as applied in their financial reporting, and also to discuss with management and the independent auditors the clarity, consistency and completeness of accounting policies and disclosures;

(e) based upon a review of the items discussed in (c) and (d) above, to recommend to the Boards of Directors that the Funds' audited financial statements be included in the Funds' annual reports to shareholders;

(f) to consider the effect upon the Funds of any changes in accounting principles or practices proposed by management or the independent auditors and to review information received from management and such auditors regarding regulatory changes and new accounting pronouncements that affect net asset value calculations and financial statement reporting requirements;

(g) to the extent that certifications by officers of the Funds (the "signing officers") as to the Funds' financial statements or other financial information are required by applicable law to be included with or in the Funds' periodic reports filed with the SEC, to receive from such officers notifications if such certifications are not included for any reason;

(h) to meet as necessary with counsel to the Funds, counsel to the disinterested directors of the Funds and, if applicable, independent counsel or other advisers to the Audit Committees and to review information provided by all such persons on legal issues having the possibility of impacting the financial reporting process, including items of industry-wide importance and internal issues such as litigation;

(i) to the extent required by Section 10A of the Exchange Act, to preapprove all permissible non-audit services that are provided to the Funds by their independent auditors; provided, however, that such preapproval may be delegated to one or more members of the Audit Committees who are both independent directors and disinterested directors so long as any such member's decision to preapprove is presented to the full Audit Committees at their next scheduled meeting;

(j) to review and approve the fees charged by the independent auditors for audit and permissible non-audit services;

(k) to investigate improprieties or suspected improprieties in fund operations, including but not limited to receiving and reviewing disclosures by the Funds' signing officers to the Audit Committees of (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Funds' ability to record, process, summarize, and report financial data and
(ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Funds' internal controls;

(l) to establish procedures for (i) the receipt, retention and treatment of complaints received by the Funds regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Funds (or the Funds' investment adviser) of concerns regarding questionable accounting or auditing matters;

(m) to receive and review information provided by management and the independent auditors regarding the Funds' accounting system and controls, including but not limited to receiving from the Funds' independent auditors information concerning (i) all critical accounting policies and practices to be used, (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Funds, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by such independent auditors, and
(iii) other material written communications between such independent auditors and the management of the Funds such as the management letter or schedule of unadjusted differences;

(n) to carry out the responsibilities of a QLCC as set forth in the Attorney Conduct Rules, and in connection therewith: (i) to adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation of an applicable United States federal or state securities law, a material breach of fiduciary duty arising under United States federal or state law, or a similar material violation of any United States federal or state law (a "Material Violation"); (ii) to report to the Fund's chief executive officer any report of evidence of a Material Violation (iii) to determine whether an investigation is necessary regarding any report of evidence of a Material Violation by the Fund, its officers, directors, employees or agents and, if it determines an investigation is necessary or appropriate, to:
(A) notify the full Board of Directors; (B) initiate an investigation, which may be conducted by outside attorneys; and (C)retain such additional expert personnel as the Audit Committee deems necessary; and (iv) at the conclusion of any such investigation, to: (A) recommend, by majority vote, that the Fund implement an appropriate response to evidence of a Material Violation; and (B) inform the chief executive officer and the Board of Directors of the results of any such investigation and the appropriate remedial measures to be adopted; and
(v) acting by majority vote, to take all other appropriate action, including the authority to notify the Commission in the event that the Fund fails in any material respect to implement an appropriate response the Audit Committee has recommended the Fund to take;

(o) to receive reports of violations and potential violations of the Funds' Code of Ethics for Principal Financial Officers (the "Code") from the Funds' Compliance Officer or his/her designee, and determine whether a violation has occurred;

(p) to inform the disinterested directors of the Funds of any violation of the Code; and

(q) to report their activities to the full Boards of Directors on a regular basis and to make such recommendations and/or decisions with respect to the above and other matters as the Audit Committees may deem necessary or appropriate.

5. The Audit Committees shall appoint the Funds' independent auditors at an in-person meeting. If, at any time, the approval by the Audit Committees of the Funds' independent auditors constitutes an approval of such auditors by less than a majority of the disinterested directors, such approval shall be ratified by a majority of the Funds' disinterested directors at the next regularly scheduled in-person meeting of the Boards of Directors.

6. The Audit Committees shall meet on a regular basis and are empowered to hold special meetings as circumstances require. The Audit Committees may meet either on their own or in conjunction with meetings of the full Boards of Directors. Meetings of the Audit Committees may be held in person or by conference telephone. Where appropriate, the Audit Committees may take action by unanimous written consent in lieu of a meeting.

7.   The Audit Committees shall regularly meet with the Treasurer of the Funds.

8. The Audit Committees shall prepare the audit committee report that SEC rules require to be included in the Funds' annual proxy statement.

9. The Audit Committees shall have the resources and authority appropriate to carry out their duties, including the authority to engage independent counsel and other advisers, experts or consultants as they deem necessary to carry out their duties, all at the expense of the appropriate Fund(s).

10. The Funds shall provide for appropriate funding, as determined by the Audit Committees, in their capacity as committees of the Boards of Directors, for payment of compensation (i) to the independent auditors employed by the Funds for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Funds and (ii) to any independent counsel or other advisers employed by the Audit Committees.

11. The Audit Committees shall review this Charter at least annually and recommend any changes to the full Boards of Directors. This Charter may be amended only by the Boards of Directors, with the approval of a majority of the disinterested directors.

12. Each Fund shall maintain and preserve in an easily accessible place a copy of this Charter and any modification to this Charter.